Contact:
Peter Charles
Thorium Power
571-730-1213

Thorium Power, Ltd. Announces Completion of a 1-for-30 Reverse Stock Split

MCLEAN, Va. -- Sept. 25, 2009 – Thorium Power, Ltd. (OTCBB: THPW), the leading developer of non-proliferative nuclear fuel technology and provider of comprehensive advisory services for civil nuclear energy programs, today announced the completion of a 1-for-30 reverse stock split of the Company’s common stock, effective for shareholders of record on September 18th, 2009.  The reverse stock split will be effective for trading purposes on or about September 28, 2009.

Thorium Power shareholders will receive one new share of the Company’s common stock for every 30 shares held. The reverse split will reduce the number of shares issued from 301.8 million to approximately 10 million, and will not negatively affect any of the rights that accrue to holders of Thorium Power common stock, convertible debentures, options, deferred stock units or other securities convertible into the company’s common stock.

 “The completion of the reverse split is an integral step in the process of our securing a listing on NASDAQ, and that listing will be another important milestone in our development,” stated Seth Grae, Thorium Power’s President and CEO.  “We’re an emerging player in the growing global nuclear energy industry, we’ve expanded our strategic partnerships and relationships through our consulting work in the UAE and work on the nuclear fuel technology side with Areva, and we have a depth of talent that is widely recognized and respected in the industry.  All of these factors, together with this reverse split, future NASDAQ listing and corporate name change to Lightbridge, will permit our company and stock to attract more attention from the investment community and provide investors a more viable opportunity to follow our progress.”

About Thorium Power, Ltd.

Thorium Power is a pioneering U.S. nuclear energy company based in McLean, VA. The Company develops non-proliferative nuclear fuel technology and provides comprehensive advisory services for emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Thorium Power’s technologies, which are aimed at both existing and future reactors, include nuclear fuel designs optimized to address key concerns regarding traditional nuclear power, including proliferation of weapons usable nuclear materials and reduction of nuclear waste. The Company maintains a seasoned team with unparalleled experience from the nuclear energy industry, regulatory and government affairs, non-proliferation and diplomacy. It leverages those broad and integrated capabilities by offering consulting and strategic advisory services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure. Thorium Power also maintains long-standing relationships with leading Russian nuclear entities, providing expert resources and facilities for its nuclear fuel development activities. The Company seeks and forms partnerships with participants in the global nuclear industry, allowing it to address a wide range of international opportunities.

Further information is available on Thorium Power, Ltd.'s website at: http://www.thoriumpower.com